Exhibit 99.1

U.S. Silica Announces Authorization of Share Repurchase Plan

Frederick, MD, June 12, 2012, Business Wire — U.S. Silica Holdings, Inc. (NYSE: SLCA), the second largest domestic producer of commercial silica, today announced that its Board of Directors has authorized the Company to repurchase up to $25.0 million of Company common stock. The repurchase program will be funded over the next 18 months using the Company’s available cash.

Bryan Shinn, President and Chief Executive Officer stated: “U.S. Silica’s strong financial position affords us opportunities to purchase our securities at attractive prices. Our Board believes that even after funding high return capital projects, the repurchase program is an effective means to enhance shareholder value. We continue to foresee outstanding growth in both the Oil & Gas Proppants and Industrial Specialties Product segments of our business.”

The Company is authorized to repurchase from time to time shares of its outstanding common stock on the open market or in privately negotiated transactions. The timing and amount of stock repurchases will depend on a variety of factors, including the market conditions as well as corporate and regulatory considerations. The share repurchase program may be suspended, modified or discontinued at any time and the Company has no obligation to repurchase any amount of its common stock under the program. The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance with applicable laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market and a variety of attractive industrial and specialty products end markets. During its 112-year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

Contact

U.S. Silica Holdings, Inc., Telephone: 855-SILICA-7 (855-745-4227), Email: IR@ussilica.com